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                                                                   Exhibit 10.23


                            COMPENSATION ARRANGEMENTS
                                  JOHN M. TOMA
                                      2001

JOHN M. TOMA
VICE CHAIRMAN

    Effective March 1, 2000 Mr. Toma receives a base salary of $400,000 with a target bonus potential of 50 percent of his base salary, with a maximum potential bonus of 100 percent of his base salary based upon the Company's annual performance. In addition, Mr. Toma is eligible to receive, for 2001, up to a maximum of 100,000 options if earnings per share for 2001 are greater than 150 percent of 2000 adjusted earnings per share. Mr. Toma will also be entitled to receive a pro-rata share of options if earnings per share for 2001 are between 130 percent and 149 percent of 2000 adjusted earnings per share. Any options granted to Mr. Toma would be granted at fair market value as of the end of 2001 and would vest over a four-year period at 25 percent per year. In addition, the Company has agreed to make annual contributions in the amount of $65,000 per year to a deferred compensation program for Mr. Toma, which amounts will vest 50 percent immediately and the remainder over a ten-year period. If Mr. Toma is terminated other than for cause or if Mr. Toma resigns for "Good Reason" (as defined similarly in Mr. Cook's employment arrangement, with the additional qualifying event of Mr. Cook's removal without cause as Chief Executive Officer of the Company), he is eligible to receive a severance benefit consisting of (1) two years of base salary, target bonus and auto allowance, (2) a contribution of two years of the annual deferred compensation credit to a rabbi trust established for deferred compensation, and (3) payment of employee COBRA premiums, plus a full state and federal tax gross-up of any applicable excise taxes on items (1) through (3). The Company also has agreed to provide Mr. Toma with certain other personal benefits. Mr. Toma's employment agreement will automatically renew on December 31, 2001 and provides for automatic one-year renewals at the expiration of each year of employment, subject to prior notice of non-renewal by the Board of Directors.